Exhibit 99.2
Unaudited Pro Forma Consolidated Statement of Operations
The accompanying pro forma consolidated statement of operations is presented in accordance with Article 11 of Regulation S-X and has been prepared to reflect Crosstex Energy, L.P.’s (“the Partnership”) disposition of its assets located in Mississippi, Alabama and south Texas. The Partnership sold these assets on August 6, 2009 for cash consideration of approximately $218.0 million which represents the purchase price of $220.0 million adjusted for working capital and purchase price adjustments provided for in the purchase agreement.
The pro forma consolidated statement of operations for the year ended December 31, 2008 reflects the pro forma adjustments as though the disposition had occurred on January 1, 2008. The Partnership will recognize a gain on sale of approximately $98.0 million based on estimated net proceeds but this gain is not reflected as a pro forma adjustment since it does not have a continuing impact to operations. Sales proceeds, net of transaction costs and other obligations associated with the sale, of $212.0 million were used to repay long-term indebtedness. No income taxes are attributed to income from discontinued operations and no general and administrative expenses have been allocated to assets sold.
The historical financial information included in the column titled “Crosstex Energy, L.P.” was derived from the Partnership’s financial statements included in its Form 10-K for the year ended December 31, 2008 and only includes the portion through “loss from continuing operations.” The historical financial information has been recast to attribute net income to non-controlling interest in accordance with Statement of Accounting Standards No. 160, “Non-Controlling Interest in Consolidated Financial Statements.” In addition, the net income (loss) per limited partners’ unit has been adjusted to conform with the requirements of the Financial Accounting Staff Board staff position FSP EITF 03-6-1 which requires unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128.”
The unaudited pro forma consolidated financial information is based on assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. They are not necessarily indicative of the financial results that would have occurred if this disposition had taken place on the dates indicated, nor are they indicative of future results.

CROSSTEX ENERGY, L.P.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2008
(In Thousands Except Unit Data And Per Unit Data)

	Crosstex	Pro Forma
	Energy, L.P.	Adjustments		Pro Forma
Revenues:
Midstream	$4,838,747	$(1,766,101	)(a)	$3,072,646
Treating	64,953	(16,338	)(a)	48,615
Profit on energy trading activities	3,349	—		3,349

Total revenues	4,907,049	(1,782,439)		3,124,610

Operating costs and expenses:
Midstream purchased gas	4,471,308	(1,701,635	)(a)	2,769,673
Treating purchased gas	14,579	(14,579	)(a)	—
Operating expenses	169,048	(21,662	)(a)	147,386
General and administrative	71,005	(161	)(a)	70,844
Gain on sale of property	(1,519)	19	(a)	(1,500)
Gain on derivatives	(12,203)	3,584	(a)	(8,619)
Impairment	30,436	—		30,436
Depreciation and amortization	131,187	(12,349	)(a)	118,838

Total operating costs and expenses	4,873,841	(1,746,783)		3,127,058

Operating income	33,208	(35,656)		(2,448)
Other income (expense):
Interest expense, net	(102,675)	13,284	(b)	(89,391)
Other income	27,757	(12	)(a)	27,745

Total other income (expense)	(74,918)	13,272		(61,646)

Loss from continuing operations before non-controlling interest and income taxes	(41,710)	(22,384)		(64,094)
Income tax provision	(2,765)	—		(2,765)

Net loss from continuing operations	(44,475)	(22,384)		(66,859)

Less: Net income from continuing operations attributable to the non-controlling interest	311	—		311

Net loss from continuing operations attributable to Crosstex Energy, L.P.	$(44,786)	$(22,384)		$(67,170)

General partner interest in net income from continuing operations including incentive distribution rights	$25,304			$24,856

Limited partners’ interest in net loss from continuing operations attributable to Crosstex Energy, L.P.	$(70,090)			$(92,026)

Net income (loss) from continuing operations per limited partners’ unit:
Basic and diluted common unit	$(4.46)			$(4.97)

Basic and diluted senior subordinated series C unit	$9.44			$9.44

Weighted-average units outstanding:
Basic and diluted common units	42,330			42,330

Basic and diluted senior subordinated series C units	12,830			12,830

Notes to Unaudited Pro Forma Consolidated Statement of Operations
Pro Forma Adjustment Explanations
(a)	Adjustments to eliminate the revenues and expenses directly attributable to the Mississippi, Alabama and south Texas assets sold.

(b)
Adjustment to reflect the interest savings from the debt repayment of $212.0 million using a 6.16% annual rate which represents the weighted average interest rate for the year ended December 31, 2008 attributable to the debt repaid.